Exhibit 107.1
__________________________
Aviat Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1- Newly Registered Securities
Security Type	Security Class, Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate (1)	Amount of Registration Fee (2)
Equity	Common Stock, par value, $0.01 per share	Rule 457(c) and 457(h)	1,250,000	$31.04	$38,800,000	$92.70 per $1,000,000	$3,596.76

Total Offering Amounts				—	$38,800,000	—	$3,596.76
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$3,596.76

(1)The Form S-8 registration statement to which this Exhibit 107.1 is attached registers 1,250,000 shares of common stock of Aviat Networks, Inc., a Delaware corporation, pursuant to the Aviat Networks, Inc. Amended and Restated 2018 Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of common stock as may become issuable pursuant to the antidilution provisions of the Plan.
(2)Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the common stock reported on The NASDAQ Stock Market on September 20, 2022.